MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "Agreement") is entered into as of June 25, 2018 by and among Etelix.com USA, LLC, a Florida limited liability company (the "Company"), PureSnax International, Inc., a Nevada corporation ("Buyer"), and the members of the Company listed on Schedule 1 attached hereto ("Sellers").

Recitals

WHEREAS, the Company is an international telecom carrier that provides telecom and technology solutions worldwide; with commercial presence in seven countries among North America, Latin America and Europe. Etelix provide International Hosted Long Distance VoIP added services, as well as voice termination in the wholesale market through over 400 interconnections with PSTN, Mobile and MVNO operators World-Wide (the "Business").

WHEREAS, Sellers own one hundred percent (100%) of the outstanding membership interests of the Company (the "Membership Interests"); and

WHEREAS, Sellers desire to sell and Buyer desires to acquire the Company by means of Buyer's acquisition of the Membership Interests as provided herein (the "Transaction"), with the Company continuing as a wholly-owned subsidiary of Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale and Purchase of Membership Interests; Closing.

1.1. Sale and Purchase.

On the Closing Date (as hereinafter defined) Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests for the Purchase Price (as defined in Section 1.3).

1.2. Closing Date.

The consummation of the transactions contemplated hereby (the "Closing") will take place at the offices of Buyer, 1000 Woodbridge Center Drive, Suite #213, Woodbridge, NJ 07095, USA, on the date hereof or such other date that is agreed to in writing by the Company and Buyer (the "Closing Date"), provided that all conditions set forth in Article 6 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the party entitled to the benefit of such conditions. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer or its designees an assignment and bill of sale transferring to Buyer good title to the Membership Interests, free and clear of any liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person or entity, together with any taxes, direct or indirect, attributable to such transfer of the Membership Interests, and Buyer shall thereupon pay to Sellers the Purchase Price.

1.3. Purchase Price.

The Purchase Price shall be payable on a pro rata basis to the Sellers as follows: 13,751,875 (post-reverse split) shares of common stock in Buyer.

1.4. Deliveries at Closing by Sellers and the Company.

At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3, each of the Sellers and the Company will deliver or cause to be delivered the instruments, consents, certificates and other documents required of each of them by Section 6.2.

1.5. Deliveries at Closing by Buyer.

At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, Buyer will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Section 6.3.

2. Representations and Warranties of Sellers.

References in this Article 2 to "Sellers' Knowledge" means the (i) the actual knowledge of any of the following individuals: Leandro Iglesias, Alvaro Quintana and Alonso Van Der Biest (ii) what any of such named individuals would be reasonably expected to know upon the exercise of reasonable due inquiry. The Sellers jointly and severally (except with respect to Section 2.23, as to which section each Seller represents and warrants severally in his, her or its individual capacity) represent and warrant to Buyer that as of the date hereof:

2.1. Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, with full limited liability company power and authority to carry on the Business as it is now and has since its organization been conducted, and to own, lease or operate its assets and properties. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean (a) a material adverse effect on the financial condition, properties, business, or results of operations of the Company, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its respective material obligations under this Agreement; provided, however, that a Material Adverse Effect shall not include any event, changes, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America and (ii) conditions generally applicable to the industry in which the Company operates.

(b) The Company holds all licenses, permits, easements, variances, exemptions, consents, certificates, orders, approvals, franchises and other authorizations (collectively, the "Operating Permits") and has taken all actions required by applicable law or regulations of any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency, competent authority, notified body or commission or other authority thereof) or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each a "Governmental Entity," and collectively "Governmental Entities") in connection with the Business as now conducted, except where the failure to obtain any such Operating Permits or to take any such action, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect. No Governmental Entity has issued any notice or notification in writing stating that the Company is not in compliance with any Operating Permit.

(c) The Company has no subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any individual, corporation, company, partnership, trust,

incorporated or unincorporated association, joint venture or other entity of any kind (collectively, a "Person").

(d) The Company has made available to Buyer a true and correct copy of the articles of organization and operating agreement of the Company, each as amended to date (collectively, the "Charter Documents"). The Company is not in violation of any of the provisions of its Charter Documents.

2.2. Ownership of Membership Interests.

(a) Sellers own all of the outstanding membership interests of the Company (the "Membership Interests") in the respective amounts set forth on Schedule 1, free and clear of all liens, encumbrances, security interests, pledges, conditional or installment sale agreements, mortgages, charges and/or any other claim of third parties of any kind (collectively "Liens"). The Membership Interests constitute 100% of the issued and outstanding membership interests in the Company. After giving effect to the transactions contemplated by this Agreement, Buyer will own 100% of the Membership Interests. All of the Membership Interests have been, and will be at the Closing, duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the Sellers has granted, issued or agreed to grant or issue and/or will grant, issue or agree to grant or issue any other equity interest in the Company and there are no, nor will there be at the Closing, outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interest in the Company (collectively "Equity Rights"). No Membership Interests are, or will be at the Closing, subject to any right of first refusal, preemptive, subscription or other similar right under any provision of applicable law or any agreement (collectively "Preemptive Rights"). There are no voting restrictions or restrictions on transfer of the Membership Interests (collectively "Restrictions").

(b) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of the Membership Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. The Company does not own or control any equity security or other interest of any other Person. The Company is not a party to any agreement (i) requiring it to acquire any securities or ownership interests in any Person; and/or (ii) requiring it to make any investment in and/or to fund in any manner any Person. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

(c) Upon consummation of the transactions contemplated hereby at the Closing, Buyer will own the Membership Interests free and clear of all Liens, Equity Rights, Preemptive Rights and/or Restrictions, except any made by Buyer.

2.3. Authorization of Agreement.

The Company has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the Company in connection herewith (together with all other documents to be delivered in connection herewith or therewith, collectively the "Transaction Documents") have (except for Transaction Documents to be executed and delivered solely by Sellers or Buyer) been duly and validly approved by the Managers and the members of the Company (the "Authorizing Parties") and no other proceedings on the part of the Company or Sellers is necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to be delivered by the Company have been (or upon execution will have been) duly executed and delivered by the Company, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of the

Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency and other similar laws relating to creditors' rights (the "Bankruptcy Exception.")

2.4. Title to Assets.

(a) The Company is the lawful owner of each of the tangible assets, whether real, personal, mixed, comprising and employed in the operation of or associated with the Business, other than those Assets which the Company leases, in which case the Company has a valid leasehold interest in such Assets. The Assets owned and/or leased by the Company (collectively the "Assets") include all of the properties and other assets necessary for the Company to conduct the Business in the manner presently conducted and as currently contemplated to be conducted. The Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind, except for (a) leases which apply to certain assets which the Company leases from third parties, (b) security interests and liens consented to in writing by Buyer and (c) any inchoate statutory liens for real and personal property taxes not yet due or payable. There are no outstanding agreements, options or commitments of any nature obligating the Company to transfer any of the Assets or rights or interests therein to any party.

2.5. Financial Condition and Accounting.

(a) Financial Statements. The Buyer is in possession of (i) the balance sheet of the Company, as of March 31, 2018 and the related statements of income and cash flows for two years ended December 31, 2017 and 2016 and the interim period ended March 31, 2018. The Financial Statements present fairly the financial condition and position and operating results of the Company as of the respective dates thereof and for the periods therein indicated.

The Financial Statements reflect the consistent application of accounting principles throughout the periods incurred. The Financial Statements (i) were prepared in accordance with the books and records of the Company; and (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied. The books and records of the Company are being maintained in accordance with applicable legal and accounting requirements as necessary to permit the preparation of financial statements in accordance GAAP and to maintain asset accountability.

(b) Absence of Certain Changes. Since March 31, 2018, there has not been (i) any change in the assets, liabilities, financial condition, or operations of the Company, other than changes in the ordinary course of business; and/or (ii) any event, circumstance, condition, development or occurrence causing, resulting in, having, or that could reasonably be expected to have, a Material Adverse Effect.

2.6. Property.

(a) Real Property. The Company does not own or lease any real property.

(b) Personal Property. All of the Personal Property has been maintained in accordance with the past practice of the Company and generally accepted industry practice and is in good operating condition and repair (normal wear and tear excepted) sufficient to enable the Company to operate the Business as presently conducted and as currently contemplated to be conducted.

2.7. Intellectual Property.

(a) Schedule 2 sets forth a true and complete list of all (a) patents and patent applications, trademark registrations and trademark applications, registered copyrights and copyright applications and domain

names that are owned by the Company, and (b) licenses or sublicenses of Intellectual Property to the Company, and licenses and sublicenses of Intellectual Property by the Company to any third party (collectively "Licensed Intellectual Property"). "Owned Intellectual Property" means the Intellectual Property listed on Schedule 2 and all other Intellectual Property owned by the Company. For purposes hereof, "Intellectual Property" means: (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) patentable inventions, discoveries, improvements, ideas, know-how, formula, methodology, processes and technology, (iii) trademarks, service marks, trade names, trade dress, slogans, logos, domain names, and other source identifiers, including registrations and applications for registration thereof, (iv) original works of authorship, copyrightable subject matter, and copyrights, including copyright registrations and/or applications for copyright registration, (v) confidential and/or proprietary information, including trade secrets and/or know-how embodied in any invention, work of authorship, customer list, database, business information, and/or Software, and (vi) inventions, extensions, modifications, or enhancements of the Software or related to the Software. For purposes hereof, "Software" means all computer software developed by or on behalf of the Company, or used by the Company, including all computer software in any form (such as, source code, object code, assembler code, microcode, etc.), libraries, user-interfaces (including graphical user-interfaces, application programming interfaces (APIs), and other software interfaces), and databases operated by the Company or used by the Company in any way, including use in internal Company operations, testing (including alpha and beta tests), licensing, marketing, sales, and/or in connection with processing customer orders, storing customer information, or storing and archiving data.

(b) To Sellers' Knowledge, the use of the Owned Intellectual Property and the Licensed Intellectual Property by the Company in the ordinary course of business as currently conducted and as currently contemplated to be conducted does not conflict with or infringe upon, violate or misappropriate the Intellectual Property rights of any third party. No claim has been asserted that the use of such Intellectual Property in the ordinary course of business does or may conflict with or infringe upon, violate or misappropriate the Intellectual Property rights of any third party.

(c) Except with respect to Open Source Materials (as defined in clause (d) below) disclosed in Schedule 2, the Company is the exclusive owner of the entire and unencumbered right, title and interest in each item of Owned Intellectual Property in the United States and worldwide, and to Sellers' Knowledge the Company is entitled to use all such Owned Intellectual Property in the ordinary course of business in the United States and worldwide, subject only to the terms of the licenses of the Owned Intellectual Property granted by the Company to its customers in the ordinary course of business. The Company has the right to use each item of Licensed Intellectual Property as provided in the license agreements therefor, and to Sellers' Knowledge the Company is entitled to use all such Licensed Intellectual Property in the ordinary course of business as currently conducted and as currently contemplated to be conducted, subject only to the terms of the licenses of the Licensed Intellectual Property granted by the licensors thereof. True and complete copies of all agreements and documents with respect to the Licensed Intellectual Property and the Owned Intellectual Property have been made available to Buyer.

(d) "Open Source Materials" means materials (i) subject to any license that requires as a condition of use, modification and/or distribution thereof, that such materials, or materials combined and/or distributed with such materials be (A) disclosed or distributed in source code or similar form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or (ii) subject to any license or right that the Open Source Initiative has recognized or approved as an open source license. Except as disclosed in Schedule 2, the Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company's products or any Intellectual Property owned or used by the Company, (b) distributed Open Source Materials in conjunction with the Company's products or any Intellectual Property owned or used by the Company, or (c) used Open Source Materials in a manner that

would make the Company's products or any Intellectual Property owned or used by the Company, or any part thereof, Open Source Materials.

(e) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property and Software used in the Business and the ordinary day-to-day operations of the Company, and there are no other items of Intellectual Property or Software that are material to the Business and/or such ordinary day-to-day operations. The Owned Intellectual Property and, to Seller's Knowledge, any Intellectual Property licensed to the Company under the Licensed Intellectual Property, is (i) to Seller's Knowledge, subsisting, valid and enforceable, and (ii) has not been adjudged invalid or unenforceable in whole or part.

(f) No legal proceedings have been asserted, are pending, or, to Sellers' Knowledge, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe upon or misappropriate any Intellectual Property right of any third party, or (iii) alleging that any Intellectual Property licensed under the Licensed Intellectual Property infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(g) To Sellers' Knowledge, no person is engaging in any activity that infringes upon the Owned Intellectual Property or any Intellectual Property licensed to the Company under the Licensed Intellectual Property. Except as set forth in Schedule 2, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination, cancellation and/or impairment of any of the Owned Intellectual Property and/or the Licensed Intellectual Property.

(h) Correct and complete copies of all the licenses and sublicenses of the Licensed Intellectual Property to which the Company is a party have been made available to Buyer. With respect to each such license and sublicense: (i) such license and sublicense is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense; (ii) such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense; (iii) the Company has not (i) received any notice of termination or cancellation under such license or sublicense; (ii) received any notice of a breach or default under such license or sublicense, which breach has not been cured, nor (iii) granted to any other third party any rights, adverse or otherwise, under such license or sublicense that would constitute a breach of such license or sublicense; and (iv) neither the Company, nor, to Sellers' Knowledge, any other party to such license or sublicense is in breach or default in any material respect, and, to the Sellers' Knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense.

(i) To Sellers' Knowledge, the Software is free of all viruses, worms, Trojan horses and other material known contaminants, and does not contain any problems of a material nature or have an adverse impact on the operation of other software programs or operating systems, and no rights in the Software have been transferred to any third party.

(j) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its customer lists and customer information, trade secrets, source code and other confidential Intellectual Property. To Sellers' Knowledge (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any Person, (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(k) No current and former employee, director, and/or officer of the Company has any rights whatsoever to any of the Owned Intellectual Property and/or the Licensed Intellectual Property. Neither the Sellers nor the Company believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

2.8. No Conflict or Violation.

The execution, delivery and performance by Sellers and the Company of this Agreement and the other Transaction Documents to be delivered by Sellers and/or the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without notice or passage of time): (i) violate or conflict with any provision of the Charter Documents; (ii) violate any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to the Company and/or the Business; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any Intellectual Property licenses or agreements and/or any Contract (as hereinafter defined in Section 2.9); (iv) result in the creation or imposition of any Lien of any kind whatsoever upon any of the Membership Interests and/or Assets of the Company or the Business; or (v) result in the cancellation, modification, revocation or suspension of any material license, permit, certificate, franchise, authorization or approval issued or granted by any Governmental Entity (each a "License," and collectively, the "Licenses").

2.9. Consents.

Schedule 3 lists all consents and notices required to be obtained or given by or on behalf of Sellers and/or the Company in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, the provisions of any material Contract and/or any Intellectual Property license or agreement, and all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a Material Adverse Effect

2.10. Labor and Employment Matters.

The Company has oral and written employment agreements with the following individuals in the following capacities: (i) Leandro Iglesias – President/CEO; (ii) Alvaro Quintana – CFO/COO; (iii) Juan Carlos López – Chief Commercial Officer CCO; (iv) Mariana Osorio – Sales Director; (v) Maria Fernanda López – Account Manager; (vi) Sara Iglesias – Account Manager; (vii) Mariela Pérez – Account Manager; (viii) Alexis Rondon – Engineer; and (ix) Carlos Gonzalez – Routing Manager; (x) Eykis Sambrano – Operations Director; (xi) Melissa Pagavino – NOC Specialist; (xii) Juan Jose Iglesias – NOC Specialist; (xiii) Johann Ojeda – NOC Specialist; (xiv) Jose Antonio Iglesias – NOC Specialist.

Aside from the foregoing, there are no employment agreements, collective bargaining agreements or other labor agreements to which the Company is a party or by which it is bound.

2.11. Litigation.

There are no claims, actions, suits, or proceedings of any nature pending or, to Sellers' Knowledge, threatened by or against the Company, the managers, or members of the Company, or any of their respective Affiliates, including without limitation those involving, affecting or relating to (i) the Business, any Assets, properties, prospects and/or operations of the Company, (ii) any Contracts, (iii) any Owned Intellectual Property, (iv) any Licensed Intellectual Property, and/or (v) the transactions contemplated by this Agreement (collectively "Claims"). For purposes of this Agreement, "Affiliate" shall have the meaning ascribed to such term in Rule 405 under the Securities Act. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity. To Sellers' Knowledge, no Governmental Entity is currently investigating or planning to investigate the Company. There is no action, suit, proceeding or investigation by the Company currently pending against any third party or which the Company intends to initiate.

2.12. Certain Agreements.

(a) Schedule 4 lists all material contracts, subcontracts, agreements, instruments, licenses, sublicenses, commitments, understandings, letters of intent, term sheets and other arrangements to which the Company currently is a party relating to or affecting (i) the Business, (ii) any of the Company's Assets, properties, prospects and/or operations, and/or (iii) the Membership Interests, including, without limitation, all written or oral (i) contracts, agreements, subcontracts, memorandum of understanding, and commitments not made in the ordinary course of business, (ii) contracts, agreements, subcontracts, memorandum of understanding, and commitments, which by their terms require aggregate payments by or to the Company of an amount in excess of $25,000, (iii) service, maintenance and other customer contracts, (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit, (v) tax sharing agreements, real property leases or any subleases relating thereto, any material agreement relating to service agreements and insurance contracts, (vi) agreements and other arrangements for (A) the purchase, acquisition, sale, lease, disposition, transfer, assignment, license and/or sublicense in any manner of any Assets, property, rights other than in the ordinary course of business, or (B) for the grant of any options or preferential rights to purchase any assets, property or rights, (vii) documents pursuant to which the Company has granted any power of attorney with respect to its affairs, (viii) suretyship contracts, performance bonds, working capital maintenance or other forms of guaranty agreements, (ix) contracts or commitments limiting or restraining the Company or any of its employees or Affiliates from engaging or competing in any lines of business or with any person or entity, (x) agency, brokerage, partnership or joint venture agreements, (xi) agreements relating to the issuance of any securities of the Company or the granting of any voting, transfer, rights of first refusal, preemptive rights, co sale rights, tag along rights drag along rights, registration rights and/or any similar rights with respect thereto, (xii) employment contracts or other contracts to or with individual current, former or prospective employees, consultants or agents, (xiii) collective bargaining agreements or other contracts to or with any labor unions or other employee representatives, groups of employees, (xiv) joint ventures or other contracts providing for payments based in any manner on the revenues or profits of the Company and/or the Business, (xv) contracts, agreements and commitments related to the purchase, acquisition, sale, lease, disposition, assignment, transfer, license and/or sub license in any manner of any Owned Intellectual Property and/or Leased Intellectual Property, (xvi) letters of intent, term sheets, memorandums of understanding, contracts, agreements and/or commitments related to the sale of the membership interests and /or any Assets of the Company other than in the ordinary course, (xvii) contracts, agreements and commitments related to granting or restricting the development,

manufacture, marketing, sale, use or distribution of the Company's products or services, (xviii) contracts, agreements and commitments related to the indemnification by the Company with respect to infringements of Intellectual Property and/or other rights, (xix) contracts, agreements and commitments related to the sharing of revenues, profits, losses, costs, or liabilities by the Company with any other Person, (xx) contracts, agreements and commitments with any shareholder, officer, director or consultant of the Company (including any Affiliate of any such person), (xxi) contracts, agreements and commitments related to confidentiality or nondisclosure requirements, (xxii) term sheets, letters of intent, memorandums of understanding, contracts, agreements and commitments of any kind related to any actual or proposed recapitalization, merger or similar transaction with respect to the Company which would effect a change in control of the Company and (xxiii) all amendments, modifications, extensions or renewals of any of the foregoing (each a "Contract," and collectively, the "Contracts"). True and complete copies of all Contracts have been made available to Buyer. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts payable by or to the Company under any Contract and to Sellers' Knowledge and the Company, no oral or written demand for such renegotiation has been made.

(b) Each Contract is valid, binding and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception, and is in full force and effect on the date hereof. Upon consummation of the transactions contemplated by this Agreement, each Contract shall continue to be valid, binding, enforceable and in full force and effect without penalty or other adverse consequence. The Company has performed all material obligations required to be performed by it under, and is not in default or breach of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach by the Company.

(c) To Sellers' Knowledge, no other party to any Contract is in default or breach in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach.

2.13. Compliance with Applicable Law.

The Company has complied with all laws, rules, statutes, ordinances, regulations and requirements of all Governmental Entities ("Applicable Laws"). The Company is not in violation of any Applicable Law that would result in a Material Adverse Effect. The Business and the operations of the Company are being conducted in all material respects in accordance with all Applicable Laws of all Governmental Entities having jurisdiction over the Company or its Assets, properties or operations, including, without limitation, all such Applicable Laws, orders and requirements relating to the Business except in any case where the failure to so conduct its operations would not have a Material Adverse Effect. The Company has not received any notice of any violation of any Applicable Law, order or other legal requirement. The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to the Company, the Business and/or any of its Assets, properties or operations.

2.14. Licenses.

(a) Schedule 5 lists all Licenses issued or granted to the Company. The Licenses constitute all Licenses required, and consents, approvals, authorizations and other requirements prescribed, by any law, rule or regulation which must be obtained or satisfied by the Company, in connection with the Business or that are necessary for the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents. The Licenses are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted and as currently contemplated

to be conducted and the ownership, occupancy and operation of the Company's properties and the execution, delivery and performance of this Agreement. No jurisdiction in which the Company is not qualified or licensed as a foreign business entity has demanded or requested in writing that it qualify or become licensed as a foreign business entity.

(b) Each License has been issued to, and duly obtained and fully paid for and is valid, in full force and effect, enforceable in accordance with its terms subject to the Bankruptcy Exception, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. The Company is not in violation in any material respect of any of the Licenses. The Licenses have never been suspended, revoked or otherwise terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof.

2.15. Intercompany and Affiliate Transactions; Insider Interests.

(a) Other than agreements disclosed on Schedule 4, there are no contracts, transactions, agreements or arrangements, written or oral, of any kind, direct or indirect, between the Company and (a) any of the Sellers, (b) any manager, member, or officer of the Company, and/or (c) any Affiliate and/or any immediate family member of any of the foregoing persons. All of the foregoing contracts, transactions, agreements and arrangements are referred to as the "Related Party Agreements." The Related Party Agreements include, without limitation, loans, guarantees and/or pledges to, by or for the Company as well as those from, to, by or for any of the foregoing persons, which are currently in effect.

(b) (i) none of the Sellers, (ii) no manager, member, or officer of the Company, and (iii) no Affiliate and/or any immediate family member of any of the foregoing persons, now has, or within the last three (3) years had, either directly or indirectly:

(A) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which furnishes, sells supplies, or during such period furnished, sold or supplied, services or products to the Company, or purchased, or during such period purchased from the Company, any goods or services, or otherwise does, or during such period did, business with the Company;

(B) a beneficial interest in any Contract, commitment or agreement to which the Company is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject;

(C) any rights in or to any of the Intellectual Property, Assets, properties and/or rights owned or licensed by the Company and/or used by the Company in the Business, including, but not limited to, any rights as a secured party, lender and/or debt holder;

(D) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which is directly or indirectly in competition with the Company; or

(E) the right to receive any payments of any kind from the Company.

2.16. Insurance.

The Company has a trade insurance policy in effect to cover credit given to customers. Aside from the foregoing, the Company has no insurance policies of any nature whatsoever that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the assets of the Company.

2.17. No Undisclosed Liabilities.

Except as and to the extent specifically reflected or reserved against in the most recent Financial Statements and except as incurred in the ordinary course of business since the date of the most recent Financial Statements and except for obligations arising under those contracts and agreements to which the Company is party as described in Schedule 4 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), the Company has no material debt, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation), and to Sellers' Knowledge, no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of the Company.

2.18. Taxes.

(a) For purposes of this Agreement, the following terms shall have the meanings specified below: (i) "Tax" or "Taxes" means all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise, utility property and all other taxes applicable to the Company, plus applicable penalties and interest thereon. (ii) "Tax Liabilities" means all liabilities for Taxes. (iii) "Tax Return" shall mean all reports and returns required to be filed with respect to Taxes.

(b) The Company was formed in September 2008 and has filed all Tax Returns to date.

(c) Tax Sharing Agreements. The Company is not a party to any tax-sharing or tax-indemnity agreement and the Company has not otherwise assumed by contract or otherwise the Tax Liability of any other person.

(d) No Liens. None of the Assets of the Company are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable).

2.19. Environmental Matters.

(a) The Company complies in all material respects with all Applicable Laws, regulations and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment.

(b) There are no pending or, to Sellers' Knowledge, threatened administrative, judicial or regulatory proceedings, or, to Sellers' Knowledge, any threatened actions or claims, or any consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the Company.

2.20. Brokers or Finders.

No agent, broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder's or other fee or commission in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Sellers ("Sellers' Broker Fees"). The Sellers shall be solely responsible for the payment of any and all Sellers' Broker Fees due any agent,

broker, finder, investment banker, financial advisor or other person in connection with the transactions contemplated by this Agreement.

2.21. Minute Books.

The minute books of the Company made available to Buyer contain complete and accurate copies of all meetings of managers and members since the time of organization of the Company. All prior corporate and company actions on behalf of the Company have been properly authorized and ratified by the officers, managers and/or members of the Company in accordance with Applicable Laws and the Charter Documents.

2.22. Disclosure.

Buyer has engaged in a due diligence process, and in connection with that process (i)Sellers have made available to Buyer all the information reasonably available to Sellers that Buyer has requested for deciding whether to enter into this Agreement and consummate the transactions contemplated hereby and all information that Sellers believe is reasonably necessary to enable Buyer to make such decisions and (ii) none of the Sellers has knowingly withheld any material fact with respect to any of the representation or warranties made by the Sellers. In light of the due diligence process mentioned above, to Sellers' Knowledge, no representation or warranty of Seller contained in this Agreement and the exhibits attached hereto, any certificate furnished or to be furnished to Buyer at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.23. Ownership of Membership Interests; Authorization of Agreement.

Each Seller, severally and not jointly, makes the following representations and warranties to Buyer:

(a) Such Seller owns the Membership Interests set forth opposite his, her or its name in the respective amounts set forth on Schedule 1, free and clear of all Liens.

(b) Such Seller has full legal right, power and authority to enter into this Agreement and to sell and deliver the Membership Interests owned by him, her or it in the manner provided herein. Such Seller has duly and validly executed this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Seller in accordance with its terms.

(c) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Seller, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Seller, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Seller is a party or by which such Seller or its property is bound, and will not constitute a violation on the part of such Seller of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Seller or its property.

(d) With respect to Sellers that are not natural persons, this Agreement and all other agreements and instruments to be executed by such Seller in connection herewith have been duly and validly approved by the board of directors or other governing body of such Seller and no other proceedings on the part of such Seller is necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby.

3. [INTENTIONALLY OMITTED]

4. Representations and Warranties of Buyer.

References in this Article 4 to Buyer's "knowledge" means, unless provided otherwise, (i) the actual knowledge of the senior management personnel of Buyer and (ii) what the senior management personnel of Buyer would reasonably be expected to know upon the exercise of reasonable due inquiry. Buyer represents and warrants to the Sellers that as of the date hereof:

4.1. Organization and Corporate Authority.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets and properties. Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect with respect to Buyer and its operations.

(b) Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Buyer in connection herewith (together with all other documents to be delivered in connection herewith or therewith, (collectively the "Transaction Documents") have (except for Transaction Documents to be executed and delivered solely by the Sellers and/or the Company) been duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy Exception.

4.2. SEC Filings.

As of their respective dates, Buyer's filings with the Securities and Exchange Commission (the "SEC Documents") were timely filed and complied in all material respects with the requirements applicable to Buyer's SEC Documents. Buyer's SEC Documents constitute all of the documents and reports that Buyer was required to file with the Securities and Exchange Commission. As of the time filed with the Securities and Exchange Commission (or, if amended or suspended by a filing prior to the date of this Agreement, then on the date of such filing) none of Buyer's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. OTC Markets, FINRA and the SEC have not initiated any inquiry, investigation or proceeding in respect of Buyer and Buyer is not aware of any such event, and does not have any information which it believes would result in the foregoing initiating an inquiry, investigation or proceeding with respect to Buyer, or otherwise affect the registration of the securities of Buyer. As of the date of this Agreement, there are no outstanding comment letters or unanswered correspondence from the SEC, FINRA, DTC or NASDAQ.

4.3. No Conflict or Violation.

The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the organizational documents of Buyer; or (ii) to Buyer's knowledge, violate in any material respect any provision or requirement of any domestic or foreign, national, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer.

4.4. Litigation.

There are no material claims, actions, suits, or proceedings of any nature pending or, to the knowledge of Buyer, threatened by or against Buyer, the officers, directors, employees, agents of Buyer, or any of their respective Affiliates involving, affecting or relating to any assets, properties or operations of Buyer or any of its Affiliates or the transactions contemplated by this Agreement. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity.

4.5. Consents.

There are no consents or notices required to be obtained or given by or on behalf of Buyer before consummation of the transactions contemplated by this Agreement and Buyer is in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, or the provisions of any material contract of which Buyer is a party to, and all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a material effect on the operation of Buyer's business.

4.6. Compliance with Applicable Law.

The operations of Buyer are, and have been, conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over Buyer or its assets, properties or operations, including, without limitation, all such laws, regulations, orders and requirements relating to Buyer's business except in any case where the failure to so conduct its operations would not have a material effect on the operation of Buyer's business. Buyer has not received any notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to Buyer or any of its assets, properties or operations.

4.7. Brokers or Finders.

No agent, broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder's or other fee or commission in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer ("Buyer's Broker Fees"). Buyer shall be solely responsible for the payment of any and all Buyer's Broker Fees due any agent, broker, finder, investment banker, financial advisor or other person in connection with the transactions contemplated by this Agreement.

5. Covenants and Certain Understandings and Agreements of the Parties.

5.1. Confidentiality.

After the Closing, Sellers will keep the matters contemplated herein, all information about the Company or the Business, and all information provided by Buyer related to Buyer, confidential, and will not

provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer will keep the matters contemplated herein and all information provided by Sellers related to the Sellers confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby or as required by applicable law. Buyer and the Sellers shall each cause their respective Affiliates, officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. The confidentiality restrictions set forth herein shall not apply to information that (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the information was delivered; (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; or (iii) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to limit such disclosure.

5.2. Further Assurances.

Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

5.3. Management; Board Seat.

At Closing, the current officers and directors shall resign and Leandro Iglesias shall be appointed as the Chief Executive Officer and a member of the Board of Directors of Buyer, and Alvaro Quintana shall be appointed as the Chief Financial Officer of Buyer.

5.4. No Shop.

Until the Closing, neither Buyer nor the Sellers shall enter into or negotiate any similar contact or arrangement with any other Person, without the express written approval of the other parties hereto.

5.5. Termination of Company Operating Agreement.

Immediately as of Closing, the Company and the Sellers hereby irrevocably agree that that certain Operating Agreement dated as of September 30, 2008, as it may have been amended from time to time, is terminated and is null and void and of no further force or effect, and that no party thereto shall have any duty, liability or obligation thereunder.

5.6. Expenses.

On the day of Closing, the Company shall be responsible for $60,000 of the Buyer's accrued expenses moving forward. A complete list of creditors is included in Exhibit A.

5.7. Carryover Items from Transaction Agreement with Metrospaces, Inc.

Reference is made to that certain Transaction Agreement dated April 10, 2017, between Metrospaces, Inc., a Delaware corporation, and Leandro Iglesias in representation of the shareholders of Etelix.com

USA LLC. Certain provisions from the Transaction Agreement, which all parties agree has been terminated, are made part of this Agreement, but only those provisions reproduced below:

(a) Under the Transaction Agreement, Metrospaces, Inc. agreed to pay Mr. Iglesias $2,040,000 USD in a combination of cash and stock for its 51% ownership interest in Etelix.com USA LLC. Of that amount, Metrospaces, Inc. has paid Mr. Iglesias $180,000 USD to date. The remaining amount of $1,860,000 USD will be payable by Metrospaces, Inc. to Mr. Iglesias in the form of a stock purchase agreement for $150,000 worth of stock in Metrospaces, Inc. and the balance in the form of a convertible promissory note in favor of Mr. Iglesias in the amount of $1,710,000 USD secured by a pledge of shares of common stock in Buyer that Metrospaces, Inc. shall receive in connection with this Agreement. A form of stock purchase agreement, convertible promissory note and stock pledge agreement in substantially final form are attached hereto as Exhibit B.

(b) Mr. Iglesias agrees to reinvest into Buyer a total of $520,000 USD within a reasonable period of time, but no later than 30 days, upon receipt of the same from Metrospaces, Inc. under the convertible promissory note described above in Section 5.7.(a).

5.8. Management Agreements.

(a) Upon Closing, Buyer shall enter into employment agreements with the following persons: (i) Leandro Iglesias as President/CEO and Chairperson of the Board of Directors; (ii) Juan Carlos Lopez Silva as Chief Commercial Officer CCO; and Alvaro Quintana Cardona as COO and CFO. The employment agreements shall have a term of 36 months, renewable automatically for 24 month periods, unless Buyer gives written notice at least 90 days prior to termination of the initial 36 month term. Buyer shall have the right to terminate any of the employment agreements at any time without prior notice, but in that event, Buyer shall pay these persons salaries and other benefits they are entitled to receive under their respective agreements up to the original termination date of the initial 36 month period or any subsequent 24 month period in the case of a renewal. The employment agreements shall contain five year non-compete provisions. Employment Agreements in substantially final form are attached hereto as Exhibit C.

(b) Upon Closing, Leandro Iglesias, Juan Carlos Lopez Silva and Alvaro Quintana Cardona shall waive all rights to their existing employment agreements in Etelix.com USA LLC, in favor of the employment agreements in Buyer described in Section 5.8(a) above.

(c) Upon Closing, the current employment agreements, if any, the following persons have with Etelix.com USA LLC shall remain in place and are of full force and effect: (i) Mariana Osorio – Sales Director; (ii) Maria Fernanda López – Account Manager; (iii) Sara Iglesias – Account Manager; (iv) Mariela Pérez – Account Manager; (v) Alexis Rondon – Engineer; and (vi) Carlos Gonzalez – Routing Manager; (vii) Eykis Sambrano – Operations Director; (viii) Melissa Pagavino – NOC Specialist; (ix) Juan Jose Iglesias – NOC Specialist; (x) Johann Ojeda – NOC Specialist; (xi) Jose Antonio Iglesias – NOC Specialist.

5.9. Conversion Agreements.

(a) Upon Closing, Buyer shall have executed agreements (the "Conversion Agreements") to convert a certain number of outstanding shares of preferred stock into common stock with Patrick Gosselin, Carmen Cabell and Mark Engler, and to cancel the balance of their respective shares of preferred stock. Following the execution of the Conversion Agreements, Mr. Gosselin shall own 250,032 shares of common stock and no shares of preferred stock in Buyer; Mr. Cabell shall own 250,080 shares of common stock and no shares of preferred stock in Buyer; and Mr. Engler shall own 250,032 shares of common stock and no shares of preferred stock in Buyer.

6. Conditions to Closing.

6.1. Conditions to Obligations of Each Party.

The obligations of the Sellers, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.1, any one or more of which may be waived in writing by the party entitled to the benefit of such condition.

(a) No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which materially adversely affects the assets, properties, operations, net income or financial condition of the Company, is in effect; and no action or proceeding has been instituted or threatened by any Governmental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, the result of which could constitute a Material Adverse Change.

(b) Compliance with Law. There shall have been obtained all permits, approvals, and consents of all Governmental Entities that counsel for Buyer or for the Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable law.

6.2. Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment to Buyer's reasonable satisfaction, at or before the Closing Date, of the conditions set forth in this Section 6.2, any one or more of which may be waived by Buyer in writing in its discretion:

(a) Additional Closing Documents of the Sellers. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer: (i) Copies of the resolutions of the managers of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered by the Sellers and the Company and the consummation of the transactions contemplated hereby and thereby, (ii) A certificate of existence/good standing issued by the Secretary of State of Florida as of a recent date prior to Closing for the Company. (iii) For Sellers that are not natural persons, certificates of authority with respect to the persons signing and delivering documents on behalf of such Seller and evidence of approval of the transactions contemplated by this Agreement with respect to such Seller.

(b) Consents and Approvals. All required consents, waivers, authorizations and approvals of any Governmental Entity, and of any other Person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to Buyer on or before the Closing Date.

(c) Other Obligations. The Sellers shall have paid and satisfied in full the Sellers' Brokers Fees and any other payments and/or monetary obligations of any kind whatsoever that become due and/or payable by the Company and/or the Sellers to any Person as a result of the purchase of the Membership Interests, the consummation of any transaction contemplated by this Agreement.

6.3. Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.3, any one or more of which may be waived by the Sellers Representative in writing in its discretion:

(a) Additional Closing Documents of Buyer. Buyer has executed and delivered, or is executing and delivering at the Closing copies, certified by an authorized officer of Buyer, of resolutions of its board of directors authorizing the execution and delivery of this Agreement and the other Transaction Documents to be delivered by Buyer and the consummation of the transactions contemplated hereby.

(b) [INTENTIONALLY OMITTED]

(c) Consents and Approvals. All required consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, needed by the Buyer in connection with the execution, delivery and performance of this Agreement shall have been duly obtained in form reasonably satisfactory to the Sellers, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to the Sellers on or before the Closing Date.

(d) Other Obligations. The Buyer shall have paid and satisfied in full the Buyer's Brokers Fees and any other payments and/or monetary obligations of any kind whatsoever that become due and/or payable by Buyer to any Person as a result of the purchase of the Membership Interests, the consummation of any transaction contemplated by this Agreement.

7. Miscellaneous.

7.1. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 7.1:

If to Buyer: PureSnax International, Inc.
Patrick Gosselin
1000 Woodbridge Center Drive
Suite #213, Woodbridge, NJ 07095

If to the Sellers: Etelix.com USA, LLC
Leandro Iglesias
300 Aragon Avenue, Suite 375,
Coral Gables, FL 33134

7.2. Assignability and Parties in Interest.

This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall inure to

the benefit of and be binding upon Buyer and the Sellers and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement except in connection with permitted assignments as provided above.

7.3. Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflicts-of-law principles.

7.4. Counterparts.

Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

7.5. Publicity.

Buyer shall issue an 8-K with the Securities and Exchange Commission with respect to the transactions contemplated hereby.

7.6. Complete Agreement.

This Agreement, the exhibits and schedules hereto, and the other Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

7.7. Modifications, Amendments and Waivers.

No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights or remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar.

7.8. Headings; References.

The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement and the other Transaction Documents. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

7.9. Severability.

Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without

affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

7.10. Expenses of Transactions.

All fees, costs and expenses incurred by Buyer, in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs and expenses incurred by the Sellers in connection with the transactions contemplated by this Agreement shall be borne by the Sellers.

7.11. Submission to Jurisdiction.

All actions or proceedings arising in connection with this Agreement, if any, shall be tried and litigated exclusively in the state or federal courts located in the State of Nevada, or such other venue as may be mutually agreed to by the parties. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in Nevada shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 7.1. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

7.12. Attorneys' Fees.

If Buyer or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against the Sellers or any of their respective Affiliates, successors or assigns, or if the Sellers or any of respective Affiliates, successors or assigns, his or her heirs, Affiliates or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Buyer or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "Decision") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.
For purposes of this paragraph, "prevailing party" means only a party that has received a final order or judgment from a court of competent jurisdiction that is no longer subject to appeal or writ of certiorari. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no prevailing party.

IN WITNESS WHEREOF, each of the parties hereto has executed this Membership Interest Purchase Agreement as of the date first above written.

PURESNAX INTERNATIONAL, INC.

By: ______________________

Name: Patrick Gosselin

Title: CEO

ETELIX.COM USA, LLC

By: ______________________

Name: Leandro Iglesias

Title: Authorized Representative

Schedule 1

Members' Signatures and Ownership

Name of Member	Signature	Percentage Ownership
Metrospaces, Inc.	[signature]	44.625%
Leandro Iglesias	[signature]	22.625%
Alvaro Quintana	[signature]	7%
Juan Carlos Lopez	[signature]	7%
Alonso Van Der Biest	[signature]	3.5%
Eykis Sambrano	[signature]	1.75%
Ann Marie Molinet	[signature]	0.5%
Sara Iglesias	[signature]	0.5%
Eduardo Cabrera	[signature]	7%
Mason Habib	[signature]	5.5%
		100.00%

Schedule 2

Intellectual Property

Company has no intellectual properties in any form.

Schedule 3
Consents

Schedule 4
Agreements

1. List of the Carriers Interconnections Agreements

Operador	Operador	Operador	Operador	Operador
123	CHINA SKYLINE	IDEALTEL	PCCW GLOBAL	TELECOM NEW ZELAND
2CALLVOIP	CIB - USA	IDENTIDAD	PEARL GATES	TELEDIREK GLOBAL
AA SMARTCOMTECH	CIMA	IDT *	PHONETIME	TELEKOM AUSTRIA
ACTS	COM DATA	INTER TECHNIC	PINGMAR	TELENOR *
ADC	COMNET	INTER VOICE	POLARIS	TELIAX
AIRTEL	CONECTAPLUS	INTERNATIONAL NOMA	PRICOM	TELINTEL
AL MALAK TEL	CONFAB	INTICO USA	PRIMACOM	TELL INC
ALKAIP CC	CONNECTO	IPCOM	PRIMUSTEL	TELL INC GOLD
ALKAIP TELECOM	CONVERGIA	IPLAN	PROGRESSIVE	TELMEX
ALTCOMTECH	COTAS	IRISTEL	PROLINK	TESORO
ALTEX TELECOM	CROSSFONE	JERSEY	PRONTONET	TI SPARKLES
ALXTEL	CROSSINGNET	KDDI	PT COMUNICAçõES SA	TIGO EL SALVADOR
AMERICAN AXESS	CTA	KEKU	PUENTECH	TIS (Telecom Italia)
AMERICANET	CUALITEL	KIMCOT	PURE MINUTES	TIWS
AMERICATEL	DASA	KORTEL	QLINK	TOP COMMUNICATIONS
ANNECTO	DATA ACCESS	LANCK	QUANTUM TELECOM	TOP WHOLESALE
ANNTO	DATA NEXUS	LAST MILE	QUE NETWORKS	TRULYNX
ANTAKO	DATORA	LATINO	QUICKCOM	T-SYSTEM
ARIA	DEFERO ITS	LD TELECOM	QUICKDIAL	ULTRA MOBILE
ARIATEL	DIGICEL	LENSOL SYSTEMS	QXTEL	UNICOM
ARUSTEL	DIRECTA	LEVEL NET	REAL TELEKOM LTD	UNIONTELECOM
ATLANTEL	DIRECTO	LEXICO	REDSKY	UNIOTEL
AURORA TRADE LLC	DISKA	LYCATEL	RELIANCE	US MATRIX
AVELA COMMUNICATIONS	DOLLARPHONE	MAINBERG	R-FAST IP CALLS	UY-CELL
AVYS	DOME	MASVOZ	RICOCHET	VCTEL
B&C	DYD SERVICIOS	MEDIATEL	ROVEX	VERIZON
BD TALK	DYD SERVICIOS MOBILE	MEGA TELECOM	RSCOM	VIBER
BELGACOM	ENCORE	MIAMINODE	RTX	VINCULUM
BELLA TELECOM	ENTEL CHILE	MOREMINUTES	RUDRA	VOCOM
BENBROOK	ERAVOIP	MULTIPHONE	SALNET	VODACODE
BERNET	ETB	MUSURIT	SD TELECOM	VOICE WAGON
BLUECOMUNICATIONS	FLOW JAMAICA	MYCOUNTRY	SECUREIP	VOIPSHOP
BLUEPHONE	FOXMORE	NDPE	SICA	VOIPTEL
BODENOR	FUSION	NDV CONSULTING	SINGULARITY	VOISSNET S.A.
BOL TELECOMMMS	G2N TELECOM	NETLINE	SIPSTATUS	VOXIGO
BOLITEL	GALAXY	NL OMEGA	SKYVIA	VOXMASTER
BRIGHT TELECOM	GCN TELECOM	NOBEL	SMART SOL MIATEL	VOYZE
BRIGHTLINK	GENERAL EXCHANGE TELECOM	NSTED	SPACTRON	VR TELECOM
BSG	GLOBAL TELEGATE	NUBEFONE	SPEEDFLOW	W TELECOM
BSG PANAMA	GLORY	NUCOM	SSC	WANATEL
BTI	GM TELECOM	NUEVATEL BOLIVIA	STELLA	WAVECREST
BTS	GO2TEL	OAK GROVE	SULTAN	WESTMOUNT
C&W WORLWIDE	GOLDLINE	OKTACOM	SWISSPHONE	WICWORLDCOM
CADATEL	GTS	OM TELENTIA	SWITCHRATE	WIND TELECOM
CALL CARIBE	HILF	ONESTOPTEL	TATA *	XCOMIP
CALLMYWAY	HJ TECHNOLOGY	ONITELECOM	TBI	YABAND
CAPITALCITY	HUTCHINSON	OPTIMUS	TELCO214	ZOXYL
CELL TERMINATION	HUYS TELECOM	ORBITEL	TELCONNECT	
CELLVOZ	IBASIS	OTUTEL	TELECEL	
CHECKMYROUTES	ICON	OXNP	TELECOM CLOUD	

2. **Services and Maintenance:**
- Oculeus GmbH.
- Webhosting.net Inc.
- Host SBC (Linea Mex)
- DIDWW Ireland Limited
- AMPK
- GGGG Corporation
- DCC Accounting
- Global Strategic Accountants, LLC.
- Calastorres
- Magenta Grafica / Pablo Vázquez

3. **Loans:**
- Alonso Van der Biest
- DMKA LLC
- Advantage Capital
- Complete Business Solutions

4. **Employees:**
- Mariana Osorio – Sales Director
- Maria Fernanda López – Account Manager
- Sara Iglesias – Account Manager
- Mariela Pérez – Account Manager
- Alexis Rondon – Engineer
- Carlos Gonzalez – Routing Manager
- Eykis Sambrano – Operations Director
- Melissa Pagavino – NOC Specialist
- Juan Jose Iglesias – NOC Specialist
- Johann Ojeda – NOC Specialist
- Jose Antonio Iglesias – NOC Specialist.

5. **Others:**
- Etelix Net Communications for the assignment of contracts

Schedule 5
Licenses

FCC 214 Telecommunication License

ITC-214-20090625-00303 E

Global or Limited Global Facilities-Based Service, Global or Limited Global Resale Service

Date of Action: 03/09/2010

Service(s):

Application for authority to provide facilities-based service in accordance with section 63.18(e)(1) of the Commission's rules, and also to provide resale service in accordance with section 63.18(e)(2) of the Commission's rules, 47 C.F.R. § 63.18(e)(1), (2).

Grant of Authority

International Telecommunications Certificate

Etelix.com USA, LLC

FCC Form 499 Filer Database

Filer Identification Information:	
499 Filer ID Number:	**828234**
Registration Current as of:	**Apr 1 2016 12:00AM**
Legal Name of Reporting Entity:	**Etelix.com USA, LLC**
Doing Business As:	**Etelix.com USA, LLC**
Principal Communications Type:	**Other Toll**
Universal Service Fund Contributor:	**No**
(Contact USAC at 888-641-8722 if this is not correct.)	
Holding Company:	
Registration Number (CORESID):	**0018062810**
Management Company:	
Headquarters Address:	**444 Brickell Avenue,Suites51-845**
845	
City:	**Miami**
State:	**FL**
ZIP Code:	**33131**
Customer Inquiries Address:	**444 Brickell Avenue,Suites51-845**
845	
City:	**Miami**
State:	**FL**
ZIP Code:	**33131**
Customer Inquiries Telephone:	**786-600-1129 Ext:**
Other Trade Names:	**Etelix.com USA, LLC**

Exhibit A

Creditor's List

Creditors		Amount Owed
Action Stock Transfer	$	3,730.00
Boomvang	$	2,000.00
Boyle CPA	$	7,000.00
Gaines Goldenfarb	$	26,000.00
Pacific Stock Transfer	$	8,201.00
Quote Media	$	1,500.00
Stacey Y. Jenkins	$	10,000.00

Exhibit B

Secured Promissory Note

June 18, 2018 **Brooklyn, New York**
$1,710,000.00

CONVERTIBLE PROMISSORY NOTE

This is a $1,710,000.00 Convertible Promissory Note of METROSPACES, INC. a Delaware Company (the "**Borrower**"), having its principal place of business at 195 Montague Street, Brooklyn, NY 11201. As used here in below, the term shall refer to this Note ("**the Note**"), which represents a duly authorized and validly issued debt of the Borrower.

FOR VALUE RECEIVED, the Borrower hereby promises to pay to the order of **Leandro Iglesias**, as individual ("**Lender**"), its successors and/or assigns (collectively the "**Holder(s)**"), the principal sum of ONE MILLION SEVEN HUNDRED AND TEN THOUSAND DOLLARS AND 00/100 DOLLARS ($1,710,000.00) (the "**Principal Sum**"), together with all accrued interest ("**Interest**"), which shall be due and payable as set forth herein, according the payment schedule set forth in clause 1.1 Payment Schedule of this Note (the "**Maturity Date**"). This Note may be prepaid in whole or in part. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of ten percent (10%) per annum from the due date thereof until the same is paid ("**Default Interest**"). Interest shall commence accruing on the date that the Note is fully executed and shall be computed on the basis of a 365-day year and the actual number of days elapsed.

This Note is free from all taxes, liens, claims, and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

ARTICLE I. ECONOMIC TERMS

1.1 Payment Schedule: This note shall set forth 33 equal weekly payments of Fifty Thousand Dollars with 00/100 ($50,000.00) due each Friday of every week, starting on Friday June 22, 2018. The last Payment due on week 34 shall be for Sixty-Thousand Dollars ($60,000) for a total amount of One Million Seven-Hundred and Ten Thousand Dollars with 00/100 ($1,710,000.00). At the Lender's option, Lender may choose to receive payment by way of conversion of Due Amount stated in this Note into common shares of the Borrower. Lender may convert all or part of Due Amount at his sole discretion.

Payment	Due Date	Amount in US$
1	6/22/2018	50,000.00
2	6/29/2018	50,000.00
3	7/6/2018	50,000.00
4	7/13/2018	50,000.00
5	7/20/2018	50,000.00
6	7/27/2018	50,000.00
7	8/3/2018	50,000.00
8	8/10/2018	50,000.00
9	8/17/2018	50,000.00
10	8/24/2018	50,000.00
11	8/31/2018	50,000.00
12	9/7/2018	50,000.00
13	9/14/2018	50,000.00
14	9/21/2018	50,000.00
15	9/28/2018	50,000.00
16	10/5/2018	50,000.00
17	10/12/2018	50,000.00
18	10/19/2018	50,000.00
19	10/26/2018	50,000.00
20	11/2/2018	50,000.00
21	11/9/2018	50,000.00
22	11/16/2018	50,000.00
23	11/23/2018	50,000.00
24	11/30/2018	50,000.00
25	12/7/2018	50,000.00
26	12/14/2018	50,000.00
27	12/21/2018	50,000.00
28	12/28/2018	50,000.00
29	1/4/2019	50,000.00
30	1/11/2019	50,000.00
31	1/18/2019	50,000.00
32	1/25/2019	50,000.00
33	2/1/2019	50,000.00
34	2/8/2019	60,000.00

1.2 Convertible Note: Prior to the Maturity Date or Prepayment in connection with an Optional Prepayment Notice, whichever is earlier, the Lender has the option to convert this Note by delivering to Borrower the Notice of Conversion attached hereto as Exhibit A. Upon conversion of the Note pursuant to this paragraph, (i) Borrower will issue free-trading common shares to Lender equivalent to principal and interests owed and accrued up to the notice of conversion (ii) all sums converted by Lender into common stock including the Principal Sum and Default Interest, if any, shall be deemed satisfied, with no further obligations due from Borrower to Lender upon reception and deposit of common stock in an broker-deal account assigned by Lender (iii) Lender may elect to convert all or part of the outstanding including the Principal Sum and Default Interest, if any, at any time. The issuance of common stock upon the conversion of the Note shall have occurred automatically, solely upon delivery of the Notice of Conversion, without any further act by Borrower.

1.3. Prepayment. Notwithstanding anything to the contrary contained in this Note, at any time during the periods immediately between the issuance of this promissory note and the date of the maturity of this note (the "**Prepayment Periods**"), the Borrower shall have the right, exercisable on not less than ten (10) calendar days prior written notice to the Holder of the Note to prepay the outstanding Principal Sum and Default Interest, if any, due under the Note (principal and accrued interest), in full, in accordance with this Section 1.9 and without a prepayment penalty ("**Prepayment**"). Any notice of prepayment hereunder (an "**Optional Prepayment Notice**") shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than ten (10) calendar days from the date of the Optional Prepayment Notice.

1.4. Conversion Price: The Holder of this Note is entitled, at its option, at any time, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company's common stock (the "Common Stock") at a price ("Conversion Price") for each share of Common Stock equal to **90%** of **lowest trading price** of the Common Stock as reported on the National Quotations Bureau OTC exchange which the Company's shares are traded or any exchange upon which the Common Stock may be traded in the future ("Exchange"), for the ***five*** prior trading days including the day upon which a Notice of Conversion is received by the Company (provided such Notice of Conversion is delivered by fax or other electronic method of communication to the Company after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to include the same day closing price). If the shares have not been delivered within 3 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 3 business days of receipt by the Company of the Notice of Conversion. Accrued, but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. In no event shall the Holder be allowed to effect a conversion if such conversion, along with all other shares of Company Common Stock beneficially owned by the Holder and its affiliates would exceed 9.9% of the outstanding shares of the Common Stock of the Company.

ARTICLE II. CERTAIN OTHER TERMS AND COVENANTS

2.1 Exchange Agreement. This promissory note is issued upon the Exchange Agreement ("Exchange Agreement") that will be subscribed between Borrower and Lender where the original stock purchase agreement dated on 10 of April of 2017 ("Previous Stock Purchase Agreement"), shall be exchanged for a new stock purchase agreement ("Stock Purchase Agreement") were the underlying guarantee for the payment of the stock purchase agreement will be this Note and not the Series D Preferred Stock set forth in the Previous Stock Purchase Agreement. It is understood that this promissory note is valid any time prior to the execution of the Exchange Agreement and Stock Purchase Agreement.

2.2 Due Authorization. All transactions contemplated hereunder, including, without limitation, the issuance of the partnership interest upon conversion of the Note, have been duly authorized by the Borrower and its partner(s).

ARTICLE III. EVENTS OF DEFAULT

If any of the following events of default (each, an "**Event of Default**") shall occur:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, according to Maturity Date as set forth in Section 1.1 Payment Schedule of this Note. Failure to make payments as according to Section 1.1 will consider the entire note in default and cause the entire due amount to be immediately payable by Borrower. In the event the Note be declared in default according to the provisions set forth in this Note, all shares pending to release according to the Stock Pledge Agreement subscribed by Borrower and Lender in connection to this Note shall be returned to the Lender.

3.2 Failure to issue Previous Convertible Common Stock: This note will be considered in default if Borrower does not issue by August 15, 2018 One Billion Five-Hundred Million of its common shares, as set forth in Notice of Conversion sent to Borrower by Lender on February 05 of 2018.

Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note.

3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

3.4 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.5 Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $50,000.00, and shall remain unvacated, unbonded, or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

3.6 Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

3.7 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.8 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due; *provided, however*, that any disclosure of the Borrower's ability to continue as a "**going concern**" shall not be an admission that the Borrower cannot pay its debts as they become due.

3.9 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.10 Upon the occurrence of an Event of Default, the Holder, at its option, may declare the entire unpaid Principal Sum, together with accrued Interest and Default Interest, if any, to be immediately due and payable.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, facsimile, or e-mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile or e-mail, with accurate confirmation generated by the transmitting facsimile machine or computer, if possible, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

METROSPACES, INC.
Attn: Oscar Brito President and CFO
195 Montague Street

Brooklyn, NY 11201
Email: cm@mellawyers.com

If to the Holder:

Leandro Iglesias
18650 NE 28th Ct
Aventura, Florida. 33180
Email: leandrojoseiglesias@etelix.com

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term "**Note**" and all references thereto, as used herein, shall mean this Note, as originally executed, or if amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an "**accredited investor**" (as defined in Rule 501(a) of the Securities Act of 1933, as amended). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a *bona fide* margin account or other lending arrangement.

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the State of New York and County of Manhattan. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon *forum non conveniens*. The Borrower and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7 Default after Notice of Conversion. In the event Borrower fails to transfer a partnership interest to Holder in connection with a Notice of Conversion, Borrower and the Holder agree that the actual damages to the Holder may be difficult to determine and accordingly agree that the Holder shall be entitled to specific performance, in addition to all other available remedies at law or in equity.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its duly authorized officer this 18 day of June, 2018.

Metrospaces, Inc.
a Delaware Company

By:______________________________
Oscar Brito
President and CFO

EXHIBIT A – NOTICE OF CONVERSION

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $___________ of the above Note into _________ Shares of Common Stock of Metrospaces, Inc. ("Shares") according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ____
Applicable Conversion Price: ____________________________________
Signature: ____
[Print Name of Holder and Title of Signer]
Address: ____
____

SSN, Passport or EIN: ___________________________
Shares are to be registered in the following name: ___________________________

Name: ____
Address: ____
Tel: ____________________________
Fax: ____________________________
SSN, Passport or EIN: ___________________________

Shares are to be sent or delivered to the following account:

Account Name: ____
Address: ____

STOCK PLEDGE AGREEMENT

AGREEMENT made as of this 15th day of June, 2018 by and between Leandro Iglesias acting on his own behalf and others (the "Pledgee"), and Metrospaces, Inc a Delaware Company ("Pledgor").

RECITALS

1. In connection with the Original Stock Purchase Agreement ("the original Stock Purchase Agreement") between Pledgor and Pledgee, where Pledgee sold fifty-one percent (51%) of the Membership Units of Etelix.com USA LLC (" Membership Units") for the amount of Two Million Forty Thousand dollars ($2,040,000) to which Pledgor has paid the amount of One Hundred and Eighty Thousand Dollars ($180,000), leaving an unpaid balance of One Million Eight-hundred and sixty thousand ($1,860,000) ("Unpaid Balance"), as of June 1, 2018. Pledgor has issued a certain promissory note (the "Note") dated June 15, 2018 payable to the Pledgee.

2. In connection with Notice of Conversion sent in to Borrower by Lender on February 05, 2018 requesting the conversion of One-Hundred and Fifty-Thousand Dollars ($150,000) due from original Stock Purchase Agreement that have not been issued and delivered as of the execution of this Pledge Agreement ("Pledge Agreement").

3. In connection with New Stock Purchase Agreement ("Stock Purchase Agreement") where the Unpaid Balance of the Membership Units would be paid by a Convertible Promissory Note ("the Note")

4. In connection with Exchange Agreement ("Exchange Agreement") where Pledgor and Pledgee Exchanged Original Stock Purchase Agreement for Stock Purchase Agreement

5. In connection with the issuance of a Promissory Note ("the Note") to guarantee Unpaid Balance under the terms of the Original Stock Purchase Agreement.

6. In connection with the sale of the Etelix Membership Units by Pledgor to Puresnack International Inc a Nevada Corporation with EIN 45-2808620 ("Puresnack") in exchange of 6,136,848 of newly issued common shares of Puresnack ("Collateral").

NOW, THEREFORE, it is hereby agreed as follows:

1. **Grant of Security Interest.** Pledgor hereby grants the Pledgee a security interest in, and assigns, transfers to and pledges with the Pledgee, the following securities (the "Collateral"):

The amount of 5,144,123 of Newly Issued Common Shares of Puresnacks property of Pledgor

2. **Total or Partial Release of Interest Upon Payment.** The Pledgor, as per the terms of the Note may make partial payments to, Interests or Default interest, if any. Under partial payments, the Pledgee shall release the security interest in 150,413 of shares per each weekly payment of Fifty Thousand Dollars with 00/100 ($50,000.00) and 180,494 of shares for the last payment of Sixty Thousand Dollars with 00/100 ($60,000.00) as set forth in Section 1.1 of the Note, and so on, until full payment is made.

3. **Warranties.** Pledgor hereby warrants that Pledgor is the owner of the Collateral and has the right to pledge the Collateral and that the Collateral is free from all liens, adverse claims and other security interests (other than those created hereby).

4. **Duty to Deliver.** Any new, additional or different securities or other property (other than regular cash dividends) which may now or hereafter become distributable with respect to the Collateral by reason of (i) any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Common Stock as a class without the Pledgee's receipt of consideration or (ii) any merger, consolidation or other reorganization affecting the capital structure of the Pledgee shall, upon receipt by Pledgor, be promptly delivered to and deposited with the Pledgee as part of the Collateral hereunder. Any such securities shall be accompanied by one or more properly-endorsed stock power assignments.

5. **Payment of Taxes and Other Charges.** Pledgor shall pay, prior to the delinquency date, all taxes, liens, assessments and other charges against the Collateral, and in the event of Pledgor's failure to do so, the Pledgee may at its election pay any or all of such taxes and other charges without contesting the validity or legality thereof. The payments so made shall become part of the indebtedness secured hereunder and until paid shall bear interest at the minimum per annum rate, compounded semi-annually, required to avoid the imputation of interest income to the Pledgee and compensation income to Pledgor under the Federal tax laws.

6. **Stockholder Rights.** So long as there exists no event of default under Paragraph 10 of this Agreement, Pledgor may exercise all stockholder voting rights and be entitled to receive any and all regular cash dividends paid on the Collateral and all proxy statements and other stockholder materials pertaining to the Collateral.

7. **Rights and Powers of Pledgee.** The Pledgee may, without obligation to do so, exercise at any time and from time to time one or more of the following rights and powers with respect to any or all of the Collateral:

(i) subject to the applicable limitations of Paragraph 9, accept in its discretion other property of Pledgor in exchange for all or part of the Collateral and release Collateral to Pledgor to the extent necessary to effect such exchange, and in such event the other property received in the exchange shall become part of the Collateral hereunder;

(ii) perform such acts as are necessary to preserve and protect the Collateral and the rights, powers and remedies granted with respect to such Collateral by this Agreement; and

(iii) transfer record ownership of the Collateral to the Pledgee or its nominee and receive, endorse and give receipt for, or collect by legal proceedings or otherwise, dividends or other distributions made or paid with respect to the Collateral, provided and only if there exists at the time an outstanding event of default under Paragraph 10 of this Agreement. Any cash sums which the Pledgee may so receive shall be applied to the payment of the Note and any other indebtedness secured hereunder, in such order of application as the Pledgee deems appropriate. Any remaining cash shall be paid over to Pledgor.

Any action by the Pledgee pursuant to the provisions of this Paragraph 6 may be taken without notice to Pledgor. Expenses reasonably incurred in connection with such action shall be payable by Pledgor and form part of the indebtedness secured hereunder as provided in Paragraph 12.

8. **Sale of Collateral.** The Pledgor may sell the Collateral if the Collateral is traded on any publicly equity trading exchange, however, Pledgor can exercise this right only after having pay in full to Pledgee before collecting any funds, and after having issued One Billion Five-Hundred Million of Pledgor´s common shares, as set forth in Notice of Conversion sent to Borrower by Lender on February 05 of 2018.

9. **Events of Default.** The occurrence of one or more of the following events shall constitute an event of default under this Agreement:

(i) the failure of Pledgor to pay, when due under the Note, any installment of principal or accrued interest; or

(ii) the occurrence of any other acceleration event specified in the Note; or

(iii) the failure of Pledgor to perform any obligation imposed upon Pledgor by reason of this Agreement; or

(iv) the breach of any warranty of Pledgor contained in this Agreement.

Upon the occurrence of any such event of default, Pledgee will have to pay a Default Interest of 9%. This Default Interest will be only available for a total of Six Months which will be the Default Period ("Default Period"). After the Default Period has expired, the Pledgor may, at its election, declare the Note and all other indebtedness secured hereunder to become immediately due and payable and may exercise any or all of the rights and

remedies granted to a secured party under the provisions of the New York Uniform Commercial Code (as now or hereafter in effect), including (without limitation) the power to dispose of the Collateral by public or private sale or to accept the Collateral in full payment of the Note and all other indebtedness secured hereunder.

Any proceeds realized from the disposition of the Collateral pursuant to the foregoing power of sale shall be applied first to the payment of expenses incurred by the Pledgee in connection with the disposition, then to the payment of the Note and finally to any other indebtedness secured hereunder. Any surplus proceeds shall be paid over to Pledgee. However, in the event such proceeds prove insufficient to satisfy all obligations of Pledgor under the Note, then Pledgor shall remain liable for the resulting deficiency.

10. **Other Remedies.** The rights, powers and remedies granted to the Pledgee pursuant to the provisions of this Agreement shall be in addition to all rights, powers and remedies granted to the Pledgee under any statute or rule of law. Any forbearance, failure or delay by the Pledgee in exercising any right, power or remedy under this Agreement shall not be deemed to be a waiver of such right, power or remedy. Any single or partial exercise of any right, power or remedy under this Agreement shall not preclude the further exercise thereof, and every right, power and remedy of the Pledgee under this Agreement shall continue in full force and effect unless such right, power or remedy is specifically waived by an instrument executed by the Pledgee.

11. **Costs and Expenses.** All costs and expenses (including reasonable attorney's fees) incurred by the Pledgee in the exercise or enforcement of any right, power or remedy granted it under this Agreement shall become part of the indebtedness secured hereunder and shall constitute a personal liability of Pledgor payable immediately upon demand and bearing interest until paid at the minimum per annum rate, compounded semi-annually, required to avoid the imputation of interest income to the Pledgee and compensation income to Pledgor under the Federal tax laws.

12. **Applicable Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of New York without resort to that State's conflict-of-laws rules.

13. **Successors.** This Agreement shall be binding upon the Pledgee and its successors and assigns and upon Pledgor and the executors, heirs and legatees of Pledgor's estate.

14. **Severability.** If any provision of this Agreement is held to be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of such provision nor any other provisions of this Agreement shall be affected thereby.

IN WITNESS WHEREOF, this Agreement has been executed by Pledgor and the Pledge on this 15th day of June, 2018.

AGREED TO AND ACCEPTED BY:

Pledgee

By: Leandro Iglesias

Pledgor

By: Oscar Brito
President
Metrospaces, Inc.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Stock Purchase Agreement") is made as of the 18 day of June, 2018, between METROSPACES, INC. a Delaware corporation, whose address is 195 Montague Street, Brooklyn, NY 11201 ("Buyer") and Leandro Iglesias as individual ("Seller"), its successors and/or assigns (collectively the "Seller").

RECITALS:

A. Seller and Buyer entered into a Transaction Agreement ("Original Agreement") dated on April 10, 2017 where Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller fifty one percent (51%) of the issued and outstanding Shares in the capital stock of ETELIX.COM USA, LLC, a Florida corporation ("Company") for a purchase price total of TWO MILLION FORTY THOUSAND DOLLARS ($2,040,000) (the "Purchase Price").

B. Parties agree to enter into this STOCK PURCHASE AGREEMENT ("Stock Purchase Agreement") in connection with Clause 5.7 of the MEMBERSHIP INTEREST PURCHASE AGREEMENT ("Membership Purchase Agreement") by and among Etelix.com USA, LLC, a Florida limited liability company, PureSnax International, Inc., a Nevada corporation, and the members of the Etelix.com USA, LLC listed on Schedule 1 of said agreement.

IN CONSIDERATION of the mutual covenants, agreements, representations, and warranties contained in this Agreement the parties agree as follows:

1. PURCHASE PRICE, PAYMENT AND DEBT. Subject to terms and conditions of the Original Agreement, Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller fifty-one percent (51%) of the issued and outstanding Membership Units in the capital stock of Company and the Additional Assets all for a purchase price total of TWO MILLION FORTY THOUSAND DOLLARS ($2,040,000) (the "Purchase Price").

A. Cash Payment: Seller has received from Buyer a payment of ONE HUNDRED AND EIGHTY THOUSAND DOLLARS ($180,000) in cash, as first payment. This amount has been reinvested by Seller into the Company as a capital infusion, pursuant to Seller´s commitment set forth in Clause I. C of the Original Agreement.

B. Payment in Common Shares of Buyer: A Notice of Conversion, attached here under as Exhibit B1, was sent by Seller to Buyer on February 05, 2018 electing to convert the value of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000) of the Purchase Price into common stock of Buyer. This Notice of Conversion is applied to the Purchase Price. This Notice of Conversion will be considered in default if Buyer does not issue by August 15, 2018, the amount of One Billion Five-Hundred Million of its common shares, as set forth in the Notice of Conversion.

C. Promissory Note: Buyer has issued a Convertible Promissory Note, attached here under as Exhibit B2, for the amount of ONE MILLION SEVEN HUNDRED AND TEN THOUSAND DOLLARS AND 00/100 DOLLARS ($1,710,000.00) for the outstanding balance owed by Buyer to Seller to cover the total of the Purchase Price after deducting the payments set in Sections 1.A and 1.B of this Stock Purchase Agreement. This Convertible Promissory Note will be governed by its own provisions.

D. As an additional guarantee of payment for the Purchase Price, Buyer and Seller have subscribed a Stocks Pledge Agreement attached here under as Exhibit B3. This Stocks Pledge Agreement will be governed by its own provisions.

E. The term "dollars", as used in this Agreement, is defined to be lawful United States currency.

2. SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements by Buyer in this Agreement and its Exhibits, or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated by it will be true at and as of the Closing Date as though made at that time. Notwithstanding any investigations or inquiries made by Seller prior to the Closing Date or the waiver of any conditions, the representations, warranties, covenants and agreements of Buyer will survive the Closing Date and, notwithstanding the closing of the transaction of purchase and sale provided for in this Agreement, will continue in full force and effect.

3. INDEMNITY. Buyer agrees to reimburse Seller and to indemnify and hold Seller harmless from and against any and all losses, damages, expenses, liabilities, claims or demands whatsoever suffered or incurred by Seller or Company resulting or arising from any breach of, or misrepresentation in, the representations, warranties and covenants of Buyer and/or Principal contained in this Agreement and its Exhibits or in the documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated by this Agreement.

4. GENERAL.

(a) Communications. All communications required to be given will be in writing and will be deemed to have been properly given if transmitted by E-Mail or delivered to the address of the party directly by U.S. Mail or Federal Express or other nationally recognized overnight courier service, and will be deemed to have been received, upon the date of delivery or transmission. Such communications will be sent to the following addresses:

SELLER: Leandro Jose Iglesias
300 Aragon Ave, Suite 375
Coral Gables, FL 33134
E-Mail:ceo@etelix.com

BUYER: Metrospaces, Inc.
195 Montague Street
Brooklyn, NY 11201
Attention: Oscar Brito
E-Mail: oscar.brito@metrospaces.net

(b) Applicable Law. This Agreement will be deemed to be a contract made under the laws of the State of New York and for all purposes will be governed by and interpreted in accordance with the laws prevailing in the State of New York, without regard to principles of conflict of laws. Venue shall be state and federal courts located in State of New York

(c) Inurement. This Agreement will inure to the benefit of and be binding upon the parties, their heirs, administrators, successors and assigns.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which when so executed will be deemed to be an original and which will together constitute the one and the same agreement; and it will not be necessary in proving this Agreement to produce or to prove more than one such counterpart.

(e) Severability. If a court of competent jurisdiction should find any term or provision of this Agreement to be unenforceable and invalid by reason of being overly broad, the parties agree that the court shall limit the scope or duration of such provision to the maximum enforceable scope or duration allowed by law. Any term or provision deemed by a court of competent jurisdiction to be unenforceable and invalid for any other reason shall be severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

(f) Legal Fees and Costs. In the event of any disputes or controversies arising from the Agreement or its interpretation, the prevailing party shall be entitled to recover its attorneys' and paralegals' fees and costs from the non-prevailing party, up through and including all trial, appellate and post-judgment proceedings. Each Party will pay its own fees and expenses (including legal, accounting, investment banking and financial advisory fees and expenses) incurred in connection with the negotiation and execution of this Agreement.

(g) Confidentiality. The parties agree that from and after the date of this Agreement, none of the terms and conditions of this Agreement or any other agreement entered into by the parties or their affiliates, will be disclosed to any third party other than attorneys, accountants, Buyer's lender and other professionals advising the parties in connection with the contemplated transaction, without the prior written consent of the other party. The parties further agree that any information exchanged in connection with the transaction contemplated by this Agreement is proprietary to the disclosing party, and confidential in nature and it will be treated as such by the receiving party unless such information is or becomes a matter of public record.

(h) Relation to Previous Agreements. This Agreement (including its appendices) constitutes the entire understanding and agreement between the Parties (including

Metrospaces, Etelix.com USA, Leandro Iglesias and Oscar Brito) and supersedes and merges the Transaction Agreement and its amendments subscribed on the 10 of April 2017.

This Stock Purchase Agreement will be terminated in the event the Membership Purchase Agreement is not executed and perfected and the Original Agreement subscribed on the 10 of April 2017 will be valid and in place in all its content.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Witnesses:

BUYER:
METROSPACES, INC., a Delaware corporation

By:____________________________
Printed Name: Oscar Brito
Title: President and CFO

SELLER:

By:____________________________
Printed Name: Leandro Jose Iglesias
Title: MGRM

NOTICE OF CONVERSION

The undersigned hereby elects to convert $150,000 principal amount of the Series E Convertible Preferred Equity issued in connection with the sale of our common stock held in Etelix USA.com, LLC (defined below) to Metrospaces, into that number of shares of Common Stock (the "**Common Stock**") to be issued pursuant to the conversion of the Series E Preferred as set forth below, of METROSPACES, INC., a Florida corporation (the "**Issuer**"), according to the conditions of that CERTAIN Amended and Restated Series E Convertible Preferred Stock of the Issuer dated as of **February 5, 2018** (the "**Preferred Equity**"), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ] The Issuer shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (a "**DWAC Transfer**"), or in its defect, with send a Certificate of Common Stock.

Name of DTC Prime Broker: ______________________________

Account Number: ______________________________

[ ] The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Leandro Iglesias.
[ADDRESS AND EMAIL]

Date of Conversion: Feb 5, 2018

Applicable Conversion Price: $.0001

Number of Shares of Common Stock to be Issued
Pursuant to Conversion of the Preferred Equity: 1,500,000,000

Amount of Principal Balance Due remaining
Under the Note after this conversion: $1,650,000

Leandro Jose Iglesias

By: ______________________________

Date: FEB 5, 2018

RWK/DOCS/Etelix_Metrospaces Series E Preferred Equity

Exhibit C

Employment Agreements